PricewaterhouseCoopers

LLP/s.r.l./s.e.n.c.r.l.

Chartered Accountants

Place de la Cité, Tour Cominar

2640 Laurier Boulevard, Suite 1700

Québec, Quebec

Canada G1V 5C2

Telephone +1 418 522 7001

Facsimile +1 418 522 5663

Exhibit 4.1 - Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F for the year ended February 28, 2011 of Virginia Mines Inc. (the "Company") of our report dated May 11, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting,

which appears in the Exhibit incorporated by reference in this Annual Report on Form 40-F.

Chartered Accountants

Québec, Quebec, Canada

May 11, 2011

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.